Exhibit 15.1


                      Letterhead of Murphy Oil Corporation

FOR RELEASE:  April 21, 1999 - 7:30a.m. EDT
                               Contact:  Kevin Fitzgerald         Betty LeBrescu
                                         Investor Relations     Public Relations
                                         (870) 864-6272           (870) 864-6222


              MURPHY OIL ANNOUNCES FIRST QUARTER OPERATING RESULTS

         EL DORADO, AR - Murphy Oil Corporation's President and Chief Executive Officer, Claiborne P. Deming, announced today that the loss before special items in the first quarter of 1999 totaled $5.7 million, $.13 a share, compared to net income of $15.5 million, $.35 a share, in the first quarter a year ago. The net loss in the current quarter totaled $6.7 million, $.15 a share, and included an after-tax charge of $1 million, $.02 a share, for a reduction in force.

         In commenting on the operating results, Mr. Deming said, "Worldwide downstream operations earned $2.9 million in the current quarter compared to $12.4 million a year ago, as margins in both the U.S. and the U.K. were under pressure throughout the quarter. Exploration and production operations reported a loss of $3.2 million in the current quarter compared to earning $6 million a year ago, with an 18% increase in crude oil production more than offset by a 9% decline in average worldwide crude oil sales prices, a 21% reduction in U.S. natural gas sales prices, and a 45% increase in exploration expenses."

         Exploration and production operations in the U.S. reported a loss of $4.7 million compared to earnings of $7 million in the first quarter of 1998. Operations in Canada earned $.2 million compared to $.5 million a year ago, and U.K. operations earned $1.5 million in the current

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                                                                          Page 2

quarter, up from $.6 million. Operations in Ecuador earned $1 million in the first quarter of 1999 compared to $1.4 million a year ago. Other international operations reported a loss of $1.2 million compared to a $3.5 million loss a year earlier. The Company's worldwide crude oil and condensate sales price averaged $10.57 a barrel in the current quarter compared to $11.65 a year ago. Total crude oil and gas liquids production averaged 63,555 barrels a day compared to 54,059 in the first quarter of 1998. The increase was due to production from new fields in the U.K. and Canada and an increase in synthetic oil production in Canada. Natural gas sales prices in the U.S. averaged $1.84 an MCF in the current quarter compared to $2.33 a year ago. Natural gas sales prices in Canada averaged $1.55 an MCF, an increase of 40%. Total natural gas sales averaged 251 million cubic feet a day compared to 249 million a year ago. Sales of natural gas in the U.S. averaged 177 million cubic feet a day, down from 189 million in the first quarter of 1998. Canadian natural gas sales averaged 54 million cubic feet a day in the current quarter, up 17%. Exploration expenses totaled $26.3 million in the current quarter compared to $18.1 million a year ago.

         Refining, marketing and transportation operations in the U.S. broke even during the first quarter of 1999 compared to earning $6 million a year ago. Operations in the U.K. earned $1.3 million in the current quarter compared to $4.5 million in the first quarter of 1998. Earnings from purchasing, transporting and reselling crude oil in Canada were $1.6 million in the current quarter compared to $1.9 million in the first quarter of 1998. Refinery crude runs were 91,213 barrels a

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                                                                          Page 3

day compared to 167,031 in the first quarter of 1998, and refined product sales were 117,398 barrels a day, down from 174,027 a year ago. Both were adversely affected by a scheduled turnaround at the Company's Meraux, Louisiana refinery.

         Corporate functions reflected a loss of $5.4 million in the current quarter compared to a loss of $2.9 million in the first quarter of 1998.

         Net cash from operating activities excluding changes in noncash working capital items totaled $47.9 million, $1.07 a share, in the first quarter of 1999 and included $26.1 million of turnaround charges at the Meraux refinery. In the first quarter of 1998 net cash from operating activities totaled $83.1 million, $1.85 a share.

         Summary financial data and operating statistics for the first quarter of 1999 with comparisons to 1998 are contained in the attached tables.

                                      #####

                             Murphy Oil Corporation
                  FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)
                              (Millions of dollars)


                                                                  Three Months Ended            Three Months Ended
                                                                    March 31, 1999                March 31, 1998
--------------------------------------------------------------------------------------------------------------------
                                                                Revenues       Income         Revenues*       Income
--------------------------------------------------------------------------------------------------------------------

Exploration and production
     United States.......................................      $    40.3         (4.7)            52.2           7.0
     Canada..............................................           35.0           .2             31.2            .5
     United Kingdom......................................           23.1          1.5             21.9            .6
     Ecuador.............................................            4.7          1.0              5.7           1.4
     Other...............................................             .6         (1.2)              .8          (3.5)
--------------------------------------------------------------------------------------------------------------------
                                                                   103.7         (3.2)           111.8           6.0
--------------------------------------------------------------------------------------------------------------------
Refining, marketing and transportation
     United States.......................................          163.6            -            269.3           6.0
     United Kingdom......................................           45.9          1.3             74.1           4.5
     Canada..............................................            6.5          1.6              7.0           1.9
--------------------------------------------------------------------------------------------------------------------
                                                                   216.0          2.9            350.4          12.4
--------------------------------------------------------------------------------------------------------------------
                                                                   319.7          (.3)           462.2          18.4
Intersegment transfers elimination.......................          (16.8)           -            (22.4)            -
--------------------------------------------------------------------------------------------------------------------
                                                                   302.9          (.3)           439.8          18.4
Corporate................................................            1.4         (5.4)              .9          (2.9)
--------------------------------------------------------------------------------------------------------------------
Revenues/income (loss) before special item...............          304.3         (5.7)           440.7          15.5
Provision for reduction in force.........................              -         (1.0)               -             -
--------------------------------------------------------------------------------------------------------------------

Total revenues/net income (loss)                               $   304.3         (6.7)           440.7          15.5
====================================================================================================================

*Certain amounts have been restated to conform to current presentation.

                             Murphy Oil Corporation
                    OIL AND GAS OPERATING RESULTS (Unaudited)

                                                                           United                      Synthetic
                                                      United                King-                        Oil -
(Millions of dollars)                                 States    Canada       dom    Ecuador     Other    Canada       Total
---------------------------------------------------------------------------------------------------------------------------
Three Months Ended March 31, 1999
Oil and gas sales and operating revenues             $  40.3      22.5       23.1       4.7        .6      12.5       103.7
Production costs                                         9.6       8.7        9.6       1.6         -       8.7        38.2
Depreciation, depletion and amortization                15.7       8.9       11.0       2.1         -       1.7        39.4
Exploration expenses
   Dry hole costs                                       13.0       2.0          -         -         -         -        15.0
   Geological and geophysical costs                      3.5       2.5         .3         -        .7         -         7.0
   Other costs                                            .4        .2         .3         -        .7         -         1.6
---------------------------------------------------------------------------------------------------------------------------
                                                        16.9       4.7         .6         -       1.4         -        23.6
   Undeveloped lease amortization                        1.8        .9          -         -         -         -         2.7
---------------------------------------------------------------------------------------------------------------------------
       Total exploration expenses                       18.7       5.6         .6         -       1.4         -        26.3
---------------------------------------------------------------------------------------------------------------------------
Selling and general expenses                             4.1       1.5         .8         -        .3         -         6.7
Income tax expense (benefit)                            (3.1)     (1.0)       (.4)        -        .1        .7        (3.7)
---------------------------------------------------------------------------------------------------------------------------
Results of operations (excluding
 corporate overhead and interest)                    $  (4.7)     (1.2)       1.5       1.0      (1.2)      1.4        (3.2)
===========================================================================================================================

---------------------------------------------------------------------------------------------------------------------------
Three Months Ended March 31, 1998
---------------------------------------------------------------------------------------------------------------------------
Oil and gas sales and operating revenues             $  52.2      18.8       21.9       5.7        .8      12.4       111.8
Production costs                                         9.9       9.6        7.9       1.8         -       7.1        36.3
Depreciation, depletion and amortization                18.3       8.7        9.9       2.5         -       1.5        40.9
Exploration expenses
   Dry hole costs                                        5.4       1.0          -         -       2.7         -         9.1
   Geological and geophysical costs                      2.1       2.0         .3         -        .3         -         4.7
   Other costs                                            .3        .2         .4         -        .7         -         1.6
---------------------------------------------------------------------------------------------------------------------------
                                                         7.8       3.2         .7         -       3.7         -        15.4
   Undeveloped lease amortization                        1.6       1.1          -         -         -         -         2.7
---------------------------------------------------------------------------------------------------------------------------
       Total exploration expenses                        9.4       4.3         .7         -       3.7         -        18.1
---------------------------------------------------------------------------------------------------------------------------
Selling and general expenses                             4.1       1.7         .8         -        .4         -         7.0
Income tax expense (benefit)                             3.5      (3.3)       2.0         -        .2       1.1         3.5
---------------------------------------------------------------------------------------------------------------------------
Results of operations (excluding
 corporate overhead and interest)                    $   7.0      (2.2)        .6       1.4      (3.5)      2.7         6.0
===========================================================================================================================

                             Murphy Oil Corporation
            SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                (Thousands of dollars, except per share amounts)

                                                                      Three Months Ended
                                                                            March 31,
                                                                    ----------------------
                                                                     1999            1998
                                                                    ------          ------
Revenues.......................................................  $ 304,266         440,651
                                                                   -------         -------

Costs and expenses
   Crude oil, products and related operating expenses..........    220,015         329,421
   Exploration expenses........................................     26,339          18,054
   Selling and general expenses................................     16,526          16,768
   Depreciation, depletion and amortization....................     46,595          50,272
   Provision for reduction in force............................      1,513               -
   Interest expense, net.......................................      4,471           1,326
                                                                   -------         -------
                                                                   315,459         415,841
                                                                   -------         -------

Income (loss) before income taxes .............................    (11,193)         24,810
Income tax expense (benefit)...................................     (4,495)          9,269
                                                                   -------         -------

Net income (loss)..............................................  $  (6,698)         15,541
                                                                   =======         =======

Net income (loss) per Common share
   Basic.......................................................  $    (.15)            .35
   Diluted.....................................................       (.15)            .35

Dividends per Common share.....................................  $     .35             .35

Average Common shares outstanding (thousands)
   Basic.......................................................     44,955          44,940
   Diluted.....................................................     44,955          45,016



                             Murphy Oil Corporation
           CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
                             (Thousands of dollars)

                                                                      Three Months Ended
                                                                            March 31,
                                                                    ----------------------
                                                                     1999            1998
                                                                    ------          ------



Net income (loss) as reported..................................  $  (6,698)         15,541
Other comprehensive income (loss) - net gain (loss) from
 foreign currency translation..................................     (2,228)          6,379
                                                                   -------         -------

Comprehensive income (loss)....................................  $  (8,926)         21,920
                                                                    ======          ======

                             Murphy Oil Corporation
                              OTHER FINANCIAL DATA
                    (Unaudited, except for December 31, 1998)
                              (Millions of dollars)


                                                                    1999             1998
                                                                    ----             ----
At March 31, 1999 and December 31, 1998
   Working capital.............................................  $    109.1            56.6
   Total assets................................................     2,221.5         2,164.4
   Long-term debt
      Nonrecourse..............................................       144.8           143.8
      Other....................................................       303.1           189.7
   Stockholders' equity........................................       954.0           978.2


Three Months Ended March 31
   Capital expenditures
      Exploration and production
         United States.........................................  $     35.2           34.9
         International.........................................        46.2           57.8
                                                                      -----          -----
                                                                       81.4           92.7
                                                                      -----          -----
      Refining, marketing and transportation
         United States.........................................        11.3            6.7
         International.........................................         1.2            2.3
                                                                     ------          -----
                                                                       12.5            9.0
                                                                      -----          -----

      Corporate................................................          .3             .3
                                                                    -------          -----
            Total capital expenditures.........................        94.2          102.0
                                                                      -----          -----

      Charged to exploration expenses1
         United States.........................................        16.9            7.8
         International.........................................         6.7            7.6
                                                                     ------          -----
            Total charged to exploration expenses..............        23.6           15.4
                                                                      -----          -----

            Total capitalized..................................  $     70.6           86.6
                                                                      =====          =====


   Net cash from operating activities2.........................  $     47.9           83.1
                                                                      =====          =====


1 Excludes amortization of undeveloped leases of $2.7 million each in 1999 and 1998.

2 Excludes changes in noncash operating working capital items.

                             Murphy Oil Corporation
                               STATISTICAL SUMMARY

                                                                             Three Months Ended
                                                                                   March 31,
-------------------------------------------------------------------------------------------------
                                                                             1999           1998
-------------------------------------------------------------------------------------------------
Net crude oil, condensate and gas liquids produced - barrels a day........  63,555         54,059
  Crude oil and condensate
    United States.........................................................   7,493          7,712
    Canada - light........................................................   3,225          3,244
           - heavy .......................................................   9,239         10,630
           - offshore.....................................................   3,976          2,481
           - synthetic....................................................  11,036          8,733
    United Kingdom........................................................  19,506         12,033
    Ecuador...............................................................   7,380          7,393
  Natural gas liquids
    United States.........................................................     794            813
    Canada................................................................     525            577
    United Kingdom........................................................     381            443

Net natural gas sold - thousands of cubic feet a day...................... 250,811        249,058
    United States......................................................... 177,375        189,089
    Canada................................................................  53,773         45,977
    United Kingdom........................................................  19,663         13,992

Total hydrocarbons produced - equivalent barrels a day1................... 105,357         95,569

Weighted average sales prices
  Crude oil and condensate - dollars a barrel2
    United States......................................................... $ 11.70          14.60
    Canada3 - light.......................................................   11.31          13.27
            - heavy.......................................................    8.25           5.12
            - offshore....................................................   12.38          12.98
            - synthetic...................................................   12.62          15.30
    United Kingdom........................................................   10.92          13.99
    Ecuador...............................................................    7.06           8.67
  Natural gas liquids - dollars a barrel2
    United States......................................................... $  9.34          13.86
    Canada3 ..............................................................    8.17          11.22
    United Kingdom........................................................    8.85          11.59
  Natural gas - dollars a thousand cubic feet
    United States......................................................... $  1.84           2.33
    Canada3...............................................................    1.55           1.11
    United Kingdom3.......................................................    1.80           2.09

Refinery inputs - barrels a day...........................................  98,848        181,591
    United States ........................................................  63,010        143,168
    United Kingdom........................................................  35,838         38,423

Petroleum products sold - barrels a day................................... 117,398        174,027
    United States4........................................................  88,365        135,190
      Gasoline............................................................  47,853         60,586
      Kerosine............................................................   5,336         12,696
      Diesel and home heating oils........................................  26,755         40,306
      Residuals...........................................................   6,565         16,141
      Asphalt, LPG and other..............................................   1,856          5,461
    United Kingdom........................................................  28,404         38,556
      Gasoline............................................................  11,015         14,621
      Kerosine............................................................   3,601          4,675
      Diesel and home heating oils........................................   9,446         12,386
      Residuals...........................................................   2,995          5,106
      LPG and other.......................................................   1,347          1,768
    Canada................................................................     629            281

1 Natural gas converted on an energy equivalent basis of 6:1.
2 Includes intracompany transfers at market prices.
3 U.S. dollar equivalent.
4 Certain volumes for 1998 have been restated to conform to current presentation.
